Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-127639) of SFSB, Inc. of our report dated March 23, 2007, with respect to the consolidated financial statements of SFSB, Inc., which appears in the 2006 Annual Report, which is incorporated by reference in this Annual Report on Form 10-KSB.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Baltimore, Maryland
March 27, 2007